UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Marten Transport, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Marten Transport, Ltd.  The meeting will be held on May 5, 2009, at 4:00 p.m. local time, at The Plaza Hotel & Suites, 1202 West Clairemont Avenue, Eau Claire, Wisconsin.

We suggest you carefully read the enclosed Notice of Annual Meeting and Proxy Statement.

We hope you will attend the Annual Meeting.  Whether or not you attend, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to have your shares represented and voted at the Annual Meeting.

Very truly yours,

Randolph L. Marten
Chairman of the Board and Chief Executive Officer

March 26, 2009

MARTEN TRANSPORT, LTD.

129 Marten Street

Mondovi, Wisconsin 54755

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 5, 2009

TO THE STOCKHOLDERS OF MARTEN TRANSPORT, LTD.:

The Annual Meeting of Stockholders of Marten Transport, Ltd. will be held on May 5, 2009, at 4:00 p.m. local time, at The Plaza Hotel & Suites, 1202 West Clairemont Avenue, Eau Claire, Wisconsin, for the following purposes:

1.                                       To elect six directors to serve for the next year or until their successors are elected and qualified.

2.                                       To consider and vote on a proposal to confirm the selection of KPMG LLP as our independent public accountants for 2009.

3.                                       To transact other business if properly brought before the Annual Meeting or any adjournment thereof.

Only stockholders of record as shown on the books of the Company at the close of business on March 10, 2009, will be entitled to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Thomas A. Letscher
Secretary

March 26, 2009

MARTEN TRANSPORT, LTD.

129 Marten Street

Mondovi, Wisconsin 54755

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 5, 2009

INTRODUCTION

The Annual Meeting of Stockholders of Marten Transport, Ltd. will be held on May 5, 2009, at 4:00 p.m. local time, at The Plaza Hotel and Suites, 1202 West Clairemont Avenue, Eau Claire, Wisconsin.  See the Notice of Meeting for the purposes of the meeting.

A proxy card is enclosed for your use.  You are solicited on behalf of the Board of Directors of Marten Transport, Ltd. to MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED.  Postage is not required if mailed in the United States.  We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies.  We will also pay the cost of forwarding such material to the beneficial owners of our common stock, par value $.01 per share.  Our directors, officers and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation.  We may reimburse brokerage firms and others for the expenses of forwarding proxy material to the beneficial owners of our common stock.

Any proxy given in accordance with this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in the proxy.  Any stockholder giving a proxy may revoke it at any time before its use at the Annual Meeting by giving written notice of revocation to our Secretary.  The revocation notice may be given before the Annual Meeting, or a stockholder may appear at the Annual Meeting and give written notice of revocation before use of the proxy.

We expect to mail this Proxy Statement, the proxy card and Notice of Meeting to stockholders on or about March 26, 2009.

The terms “we,” “us,” “our,” or the “Company” or similar terms refer to Marten Transport, Ltd.

VOTING OF SHARES

Only holders of common stock of record at the close of business on March 10, 2009, will be entitled to vote at the Annual Meeting.  On March 10, 2009, we had 21,852,228 shares of common stock outstanding.  For each share of common stock that you own of record at the close of business on March 10, 2009, you are entitled to one vote on each matter voted on at the Annual Meeting.  Holders of shares of common stock are not entitled to cumulative voting rights.

Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock on March 10, 2009 (10,926,115 shares) is required for a quorum to conduct business.  In general, shares of common stock represented by a properly signed and returned proxy card will count as shares present at the Annual Meeting to determine a quorum.  This is the case regardless of whether the proxy card reflects votes withheld from the election of director nominees or abstentions (or is left blank) or reflects a “broker non-vote” on a matter.  A proxy card reflecting a broker non-vote is any that is returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter, because voting instructions have not been received and the broker has no discretionary authority to vote.

Assuming a quorum is present at the Annual Meeting, any business, except for the election of directors, that may properly come before the Annual Meeting requires the approval of a majority of the shares voting in person or by proxy on that proposal.  With respect to the election of directors, the six director nominees receiving the greatest number of votes cast for the election of directors will be elected as directors.  You may vote for or against a proposal, or may abstain from voting on a proposal.  Shares voted as abstaining on a proposal will be treated as votes against the proposal.  You may vote for all nominees for director, or withhold authority to vote for all or certain nominees.  Votes withheld from the election of director nominees, therefore, will be excluded entirely from the vote and will have no effect.  Broker non-votes on a proposal will be treated as shares not entitled to vote on that proposal and, therefore, will not be counted as voted shares.

Shares of common stock represented by properly executed proxy cards will be voted as directed on the proxy cards.  Proxies signed by stockholders but lacking any voting instructions will be voted in favor of each of the proposals.  The proxies named on the proxy cards will use their judgment to vote such proxies on any other business that may properly come before the Annual Meeting.

ELECTION OF DIRECTORS

Proposal 1

Nomination

Our Bylaws provide that the Board shall have at least one member, or a different number of members as may be determined by the Board of Directors or the stockholders.  The Nominating/Corporate Governance Committee has recommended to our Board of Directors that the six persons listed below be nominated for election at the Annual Meeting, and our Board has nominated the six persons listed below.  If elected, the individuals will serve until the next

Annual Meeting of Stockholders or until their successors are duly elected and qualified.  All of the nominees are members of the present Board of Directors, and all were elected at last year’s Annual Meeting of Stockholders.

The Board recommends a vote FOR the election of each of the nominees listed below.  The six nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast will be elected as directors.  If, before the Annual Meeting, the Board learns that any nominee will be unable to serve because of death, incapacity or other unexpected occurrence, the proxies that would have been voted for the nominee will be voted for a substitute nominee recommended by the Nominating/Corporate Governance Committee and selected by the Board.  The proxies may also, at the Board’s discretion, be voted for the remaining nominees.  The Board believes that all nominees will be able to serve at the time of the Annual Meeting.  No arrangements or understandings exist between any nominee and any other person under which such nominee was selected.

Information About Nominees

The following information has been furnished by the respective nominees for director.

Name of Nominee	Age	Principal Occupation	Director Since

Randolph L. Marten	56	Our Chairman of the Board and Chief Executive Officer	1980

Larry B. Hagness	59	President of Durand Builders Service, Inc., Durand, Wisconsin	1991

Thomas J. Winkel	66	Management Consultant	1994

Jerry M. Bauer	57	President of Bauer Built, Inc., Durand, Wisconsin	1997

Robert L. Demorest	63	President, Chief Executive Officer and Chairman of the Board of MOCON, Inc., Minneapolis, Minnesota	2007

G. Larry Owens	71	Retired Chairman of the Board, Chief Executive Officer, President and Secretary of Smithway Motor Xpress Corp., Fort Dodge, Iowa	2007

Other Information About Nominees

Randolph L. Marten has been a full-time employee of ours since 1974.  Mr. Marten has been a Director since October 1980, our Chairman of the Board since August 1993 and our Chief Executive Officer since January 2005.  Mr. Marten also served as our President from June 1986 until June 2008, our Chief Operating Officer from June 1986 until August 1998 and as a Vice President from October 1980 to June 1986.

Larry B. Hagness has been a Director since July 1991.  Mr. Hagness has been the President of Durand Builders Service, Inc., a retail lumber/home center outlet and general contractor, since 1978.  Mr. Hagness has been an officer and owner of Main Street Graphics, a commercial printing company, since 1985, and has also served on the Board of Directors of Chippewa Valley Technical College since 2007.

Thomas J. Winkel has been a Director since April 1994.  Since January 1994, Mr. Winkel has been a management and financial consultant and private investor.  From 1990 to 1994, Mr. Winkel was the majority owner, Chairman of the Board, Chief Executive Officer and President of Road Rescue, Inc., a manufacturer of emergency response vehicles.  Mr. Winkel is a certified public accountant and, from 1977 to 1990, he was a partner in a national accounting firm.  Mr. Winkel has also served on the National Board of Directors of the Alzheimer’s Association since 2007 and served as a director of Featherlite, Inc., a manufacturer of specialty trailers and luxury motorcoaches from 1994 through October 2006 upon the sale of Featherlite.

Jerry M. Bauer has been a Director since January 1997.  Mr. Bauer has been the President of Bauer Built, Inc. since 1976.  Bauer Built is a distributor of new and retreaded tires and related products and services throughout the Midwest, and a distributor of petroleum products in west central Wisconsin.  Mr. Bauer has also served on the Board of Directors of Security Financial Bank, Durand, Wisconsin since 1992 and served on the Board of Directors of Mason Companies, Inc., Chippewa Falls, Wisconsin from 1999 through 2008.

Robert L. Demorest has been a Director since December 2007.  Mr. Demorest has served as the President, Chief Executive Officer and Chairman of the Board of MOCON, Inc., a publicly traded company that provides consulting services and designs, manufactures, markets and services measurement and analytical instruments primarily for food, beverage and pharmaceutical companies world-wide, since April 2000.  Prior to that time, Mr. Demorest had been President of MOCON, Inc. for more than five years.

G. Larry Owens has been a Director since December 2007.  Mr. Owens served as the Chief Executive Officer, President and Secretary of Smithway Motor Xpress Corp., a formerly publicly traded truckload carrier that provides nationwide transportation of diversified freight, concentrating primarily on the flatbed segment of the truckload market, from March 2004 to December 2007, and served as the Chairman of the Board of Smithway Motor Xpress Corp. from April 2004 to December 2007, at which time he retired.  Mr. Owens had served prior to that time as the Executive Vice President and Chief Financial Officer of Smithway Motor Xpress Corp. from January 1993 and Chief Administrative Officer from August 2001.  Mr. Owens also served as the Chief Operating Officer of Smithway Motor Xpress Corp. from May 1998 to August 2001.  Prior to joining Smithway Motor Xpress Corp., Mr. Owens spent twenty-five years in the banking industry, most recently from 1982 through 1992 as President of Boatmen’s Bancshares’ regional banks in Spencer and Fort Dodge, Iowa.

Corporate Governance

Our Board of Directors has adopted an Audit Committee Charter, a Compensation Committee Charter, a Nominating/Corporate Governance Committee Charter, Corporate Governance Standards, Policy Regarding Related Party Transactions, a Code of Ethics for Senior Financial Management and a Code of Ethics/Conduct that applies to all officers, directors, employees and independent contractors.  In August 2008, our Board of Directors further updated and amended our Compensation Committee Charter with changes related to extending the authority to grant stock options to all employees, not just key employees.  In February 2009, our Board of Directors further updated and amended our Audit Committee Charter with certain changes related to a Public Company Accounting Oversight Board rule change for communications between audit committees and registered firms regarding the firm’s independence.  We have posted all of these documents on our website at www.marten.com.  The information contained in or connected to our website is not incorporated by reference into or considered a part of this Proxy Statement.

Corporate Governance Standards

Our Corporate Governance Standards provide guidelines which govern the qualifications and conduct of our Board.  Our standards are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements applicable to companies whose securities are listed on the NASDAQ Global Select Market.  Our Corporate Governance Standards address, among other matters, the following:

•                  regular meetings of our Board of Directors;

•                  attendance by directors at annual meetings of stockholders;

•                  conduct of Board meetings;

•                  meetings of independent directors;

•                  director access to executive officers and employees;

•                  the composition, membership and selection of our Board of Directors;

•                  the compensation and evaluation of performance of our Board of Directors and its committees;

•                  the organization and basic function of Board committees;

•                  the evaluation of the performance of our Chairman of the Board and Chief Executive Officer; and

•                  stockholder communications with directors.

Code of Ethics for Senior Financial Management

Our Code of Ethics for Senior Financial Management applies to all of our executive officers, including our Chairman of the Board and Chief Executive Officer and our Chief Financial Officer, along with our Controller and other employees performing similar functions who have been identified by the Chairman of the Board and Chief Executive Officer, and meet the requirements of the Securities and Exchange Commission.  We have posted our Code of Ethics for Senior Financial Management on our website at www.marten.com.  We intend to disclose any amendments to and any waivers from a provision of our Code of Ethics for Senior Financial Management on our website within five business days following the amendment or waiver.

Code of Ethics/Conduct

Our Code of Ethics/Conduct applies to all officers, directors, non-driver employees, driver employees and independent contractors of the Company.  The Code is intended to promote honest and ethical conduct and to provide guidance for the appropriate handling of various business situations.  The Code addresses, among other matters, legal and regulatory compliance, insider trading, confidentiality, conflicts of interest, competition and fair dealing, financial reporting and record-keeping, protection and proper use of Company assets, and the reporting of illegal or unethical behavior.  Employees may anonymously report possible violations of the Code via a toll free telephone number.  Waivers of the Code for officers and directors may be made only by our Board and will be promptly disclosed if and as required by law or NASDAQ listing requirements.  We have posted our Code of Ethics/Conduct on our website at www.marten.com.

Board and Board Committees

We continue to monitor the rules and regulations of the Securities and Exchange Commission and NASDAQ to ensure that a majority of our Board remains composed of “independent” directors.  Mr. Winkel, Mr. Hagness, Mr. Bauer, Mr. Demorest and Mr. Owens are all “independent” directors, as defined by current NASDAQ listing standards.  Our independent directors hold meetings, referred to as “executive sessions,” on a periodic basis and at least two times each year, at which only the independent directors are present.  We have appointed Mr. Winkel as our lead independent director to preside at executive sessions of our independent directors, as well as perform other duties applicable to that position including, among other things, providing guidance to the Chair regarding agendas for Board and committee meetings, advising the Chair as to the information to be provided the Board for its meetings, and acting as principal liaison between the independent directors and the Chair.

Our Board of Directors held five meetings during 2008, and each then-current director attended all Board meetings, as well as all meetings of committees of the Board on which they served, except Mr. Bauer was not in attendance at one Board meeting and at one Compensation Committee meeting that were held on the same date as our annual meeting of stockholders, which Mr. Bauer was unable to attend.  The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.  Our Board of Directors adopted a policy that all directors are expected to attend our annual meeting of stockholders and we generally schedule a meeting of the Board on the same day as our annual meeting of stockholders in order to facilitate attendance of all directors at the annual meeting.  All directors attended last year’s annual meeting of stockholders, except for Mr. Bauer, as noted above.

Audit Committee

The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities for our accounting, auditing, operating and reporting practices.  The committee oversees the financial reporting process, has the sole authority to appoint, compensate, retain and oversee the work of our independent registered public accounting firm, reviews and pre-approves all audit services and permissible non-audit services performed by our independent registered public accounting firm, establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, oversees the establishment and administration of a written code of ethics for our senior financial management, reviews and either approves or disapproves of all related party transactions and performs other related duties delegated to it by the Board.  The responsibilities and functions of the Audit Committee are further described in the Audit Committee Report beginning on page 9 of the Proxy Statement.  The Audit Committee currently consists of Mr. Winkel (Chair), Mr. Demorest and Mr. Owens.  All of the members of the Audit Committee are “independent” as defined by current NASDAQ listing standards and the rules of the Securities and Exchange Commission.  In addition, our Board has determined that Mr. Winkel is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.  During 2008, the Audit Committee met nine times.

Compensation Committee

The Compensation Committee establishes the compensation philosophy and policy for our executive officers and other key employees, which includes reviewing and approving corporate goals and objectives relevant to their compensation, reviewing and evaluating their performance, monitoring the effectiveness of our benefit plans and, where appropriate, approving changes, reviewing and approving, or recommending to the full Board of Directors, executive incentive compensation plans and stock based plans, supervising and overseeing the administration of our incentive compensation and stock based programs and reviewing the compensation levels of independent directors from time to time.  The committee also serves as the disinterested administrator of our 2005 Stock Incentive Plan.  The responsibilities and functions of the Compensation Committee, including the use of compensation consultants and the involvement of management in compensation decisions, are further described in the Compensation Discussion and Analysis beginning on page 15 of the Proxy Statement.  The Compensation Committee currently consists of Mr. Winkel (Chair), Mr. Hagness, Mr. Bauer and Mr. Owens.  All of the members of the Compensation Committee are “independent” directors, as defined by current NASDAQ listing standards.  During 2008, the Compensation Committee met four times.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board regarding the size and composition of the Board, considers and recruits candidates for director nominees based upon recommendations from current outside directors, members of management, outside consultants or search firms and stockholders, recommends on an annual basis a slate of director nominees for approval by the Board and the stockholders, reviews our committee structure and membership, reviews and advises the Board regarding our corporate governance standards, advises the Board on emerging corporate governance matters, develops and recommends to the Board for its approval an annual self-evaluation process of the Board and its committees and provides suitable programs for the orientation and continuing education of directors.  The Nominating/Corporate Governance Committee currently consists of Mr. Hagness (Chair), Mr. Winkel, Mr. Bauer and Mr. Demorest.  All of the members of the Nominating/Corporate Governance Committee are “independent” directors, as defined by current NASDAQ listing standards.  During 2008, the Nominating/Corporate Governance Committee met one time.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating/Corporate Governance Committee’s criteria reflects the requirements of the NASDAQ definitions with respect to independence and financial literacy and the following factors:  the needs of the Company with respect to the particular talents and experience of its directors; personal and professional integrity of the candidate; level of education and/or business experience; broad-based business acumen; the level of understanding of the Company’s business and the transportation industry; strategic thinking and a willingness to share ideas; and diversity of experiences, expertise and background.  The Committee will use these criteria to evaluate potential nominees and will not evaluate proposed nominees differently depending upon who has made the recommendation.

The Nominating/Corporate Governance Committee will consider proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration.  The Nominating/Corporate Governance Committee has not adopted a formal process since it believes its informal consideration process has been adequate because historically stockholders have not proposed any nominees.  The Nominating/Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted.

Any stockholder who desires to recommend a nominee for director must submit a letter, addressed to the Chairman of the Nominating/Corporate Governance Committee, Marten Transport, Ltd., 129 Marten Street, Mondovi, Wisconsin 54755, and which is clearly identified as a “Director Nominee Recommendation.”  All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder.  Stockholders who wish to make a recommendation for a nominee to be elected at our 2010 Annual Meeting must submit their recommendation by November 26, 2009 to assure time for meaningful consideration and evaluation of the nominees by the Nominating/Corporate Governance Committee.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of three directors and acts under a written charter adopted and approved by the Board of Directors.  In February 2009, our Board of Directors further updated and amended our Audit Committee Charter with certain changes related to a Public Company Accounting Oversight Board rule change for communications between audit committees and registered firms regarding the firm’s independence.  A copy of the Audit Committee Charter is posted on our website at www.marten.com.  All members of the Audit Committee meet the SEC and the NASDAQ definitions of independence and financial literacy for audit committee members.  The Audit Committee will periodically review the Audit Committee Charter in light of new developments and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect evolving best practices and changes in applicable laws and regulations.

Management is primarily responsible for the preparation, presentation and integrity of our Company’s consolidated financial statements, accounting and financial reporting processes, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  KPMG LLP, our Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s annual consolidated financial statements and of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue their reports thereon.  KPMG also reviews our Company’s interim consolidated financial statements in accordance with Statement on Auditing Standards No. 100 (Interim Financial Information).  The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and KPMG the audited consolidated financial statements, including Management’s Discussion and Analysis, included in our Company’s Annual Report on Form 10-K and the results of KPMG’s review of our Company’s interim consolidated financial statements.  These reviews included a discussion of:

•                 critical accounting policies of our Company;

•                 the reasonableness of significant financial reporting judgments made in connection with our consolidated financial statements, including the quality (and not just the acceptability) of our Company’s accounting principles;

•                 the clarity and completeness of financial disclosures;

•                 the effectiveness of the Company’s internal control over financial reporting, including management’s and KPMG’s reports thereon, the basis for the conclusions expressed in those reports and changes made to the Company’s internal control over financial reporting during 2008;

•                  matters noted by KPMG during its audit of the Company’s consolidated financial statements and other material written communications between management and KPMG; and

•                  the potential effects of regulatory and accounting initiatives on our Company’s consolidated financial statements.

In connection with its audit of our Company’s annual consolidated financial statements, the Audit Committee also discussed with KPMG other matters required to be discussed with the auditors under Statement on Auditing Standards No. 114 (The Auditor’s Communication with those Charged with Governance) and, with and without management present, reviewed and discussed the results of KPMG’s audit of our Company’s annual consolidated financial statements.

The Audit Committee also received from KPMG the written disclosures and the letter required by the Public Company Accounting Oversight Board ethics and independence rule, Rule 3526 (Communication with Audit Committees Concerning Independence), as in effect for our fiscal year ended December 31, 2008, and discussed with KPMG its independence from management and Marten Transport, including a consideration of the compatibility of non-audit services with its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

THOMAS J. WINKEL (CHAIR)
ROBERT L. DEMOREST
G. LARRY OWENS

Director Compensation

We do not pay fees to directors who are our full-time employees, nor do we reimburse them for out-of-pocket expenses of attending Board or committee meetings.  In 2008, we paid non-employee directors an annual retainer of $20,000, a fee of $1,000 for each Board meeting attended, $500 for each committee meeting attended, and reimbursed them for out-of-pocket expenses of attending meetings.  We also paid the Chair of our Audit Committee, who is also our lead independent director, an additional annual retainer of $20,000, the Chair of our Compensation Committee an additional annual retainer of $7,500, and the Chair of our Nominating/Corporate Governance Committee an additional annual retainer of $2,500.  No other director received any cash compensation for services as a director in 2008.

Since 2006, each non-employee director also receives an automatic grant of an option to purchase 2,500 shares of common stock annually upon re-election to the Board by the stockholders.  These options will be issued at a per share exercise price equal to the fair market value of one share of common stock on the grant date, vest immediately, and expire ten years from the grant date.

The following table provides summary information concerning the compensation of each individual who served as a director of our Company during the fiscal year ended December 31, 2008, other than Randolph L. Marten, our Chairman of the Board and Chief Executive Officer, whose compensation is set forth below under the heading “Compensation and Other Benefits.”

Name	Fees Earned or Paid in Cash		Option Awards (7)(8)	Total
Thomas J. Winkel	$60,500	(1)	$20,550	$81,050

G. Larry Owens	32,500	(2)	20,550	53,050

Larry B. Hagness	31,000	(3)	20,550	51,550

Robert L. Demorest	31,000	(4)	20,550	51,550

Jerry M. Bauer	26,000	(5)	20,550	46,550

Christine K. Marten	11,335	(6)	—	11,335

(1)                                Fees paid consists of $20,000 as an annual retainer, $20,000 for services as the lead director and Audit Committee Chair, $7,500 for services as the Compensation Committee Chair and $13,000 for attending 20 Board and committee meetings.

(2)                                Fees paid consists of $20,000 as an annual retainer and $12,500 for attending 19 Board and committee meetings.

(3)                                Fees paid consists of $20,000 as an annual retainer, $2,500 for services as the Nominating/Corporate Governance Committee Chair and $8,500 for attending 11 Board and committee meetings.

(4)                                Fees paid consists of $20,000 as an annual retainer and $11,000 for attending 16 Board and committee meetings.

(5)                                Fees paid consists of $20,000 as an annual retainer and $6,000 for attending eight Board and committee meetings.

(6)                                Fees paid consists of $8,335 as an annual retainer and $3,000 for attending three Board meetings.  In 2008, Ms. Marten served as a director of our Company from the beginning of the year through May 6, 2008.

(7)                                This column reflects the compensation cost for the year ended December 31, 2008 of options granted to Mr. Winkel, Mr. Owens, Mr. Hagness, Mr. Demorest and Mr. Bauer, calculated in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” and using a Black-Scholes valuation model.  See note 8 of “Notes to Consolidated Financial Statements” for a discussion of the assumptions made by the Company in determining the grant date fair value and compensation costs of our equity awards.  The dollar amount for each of the five directors reflects the compensation cost of an option award of 2,500 shares granted on May 6, 2008 at a Black-Scholes fair value of $8.22 per share of common stock.

(8)                                As of December 31, 2008, each current director had the following number of options outstanding: Mr. Winkel — 62,128; Mr. Owens — 2,500; Mr. Hagness — 70,785; Mr. Demorest — 2,500; and Mr. Bauer — 7,500.  All of these option shares were issued under non-statutory stock option agreements and were fully-vested as of December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table gives information on the beneficial ownership of our common stock as of February 27, 2009, unless otherwise indicated.  The information is given by (a) each stockholder who we know to beneficially own more than 5% of our outstanding common stock, (b) each director, (c) each named executive officer and (d) all of our directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned (1)
			Percentage
Name and Address of Beneficial Owner	Amount		of Class

Randolph L. Marten 129 Marten Street Mondovi, WI 54755	5,114,400	(2)	23.4%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746	1,762,447	(3)	8.1%
Christine K. Marten 831 Jefferson Street Mondovi, WI 54755	1,436,535	(2)	6.6%
Larry B. Hagness	87,017	(2)	*
Thomas J. Winkel	59,658	(2)	*
James J. Hinnendael	37,200	(4)	*
Robert G. Smith	27,000	(4)	*
Timothy P. Nash	9,000	(4)	*
Jerry M. Bauer	7,500	(4)	*
Robert L. Demorest	2,500	(4)	*
G. Larry Owens	2,500	(4)	*
Timothy M. Kohl	—		*
All Directors and Executive Officers as a Group (11 persons)	5,351,175	(5)	24.2%

*                                         Less than 1% of the outstanding shares

(1)                                Unless otherwise noted, the stockholders have sole voting and investment power for the shares shown.  Shares not outstanding, but considered beneficially owned because of the right of a person or member of a group to purchase them within 60 days, are treated as outstanding only when calculating the amount and percent owned by such person or group.

(2)                                Includes shares that the stockholder may acquire under outstanding options: for Mr. Marten, 14,400 shares; for Ms. Marten, 68,285 shares; for Mr. Hagness, 70,785 shares; and for Mr. Winkel, 56,128 shares.

(3)                                On February 9, 2009, Dimensional Fund Advisors LP reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2008, Dimensional Fund Advisors LP furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts, and as such, Dimensional Fund Advisors LP possesses investment and/or voting power over the Company’s securities that are owned by such investment companies, trusts and separate accounts.   According to the Schedule 13G/A, the investment companies, trusts and separate accounts beneficially own all such shares of the Company’s stock and Dimensional Fund Advisors LP expressly disclaimed any beneficial ownership of such securities.

(4)                                Consists entirely of shares that such person may acquire under outstanding options.

(5)                                Includes a total of 231,413 shares that directors and executive officers may acquire under outstanding options.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the material elements of the compensation awarded to, earned by and paid to our Chairman of the Board and Chief Executive Officer, our Chief Financial Officer and our other executive officers included in the Summary Compensation Table on page 29 below.  These individuals are referred to in this Proxy Statement as our “named executive officers.”  The discussion below focuses on the information contained in the tables and related footnotes and narrative primarily for 2008 under the heading “Compensation and Other Benefits” below, but also describes actions taken during 2005 through 2007 to the extent it enhances the understanding of our executive compensation disclosure for 2008.

Compensation Objectives and Philosophy

Our executive compensation program is designed to:

•                  attract, motivate, retain and reward executive officers and other key employees who are likely to contribute to our long-term success;

•                  provide a “team” approach where executive officers and key employees with differing functional responsibilities work together to achieve overall strategic objectives;

•                  create a flexible environment that allows us to grant variable compensation based on actual performance results taking into account internal business goals as well as changing business and economic conditions;

•                  focus management on maximizing stockholder value through stock-based compensation aligned to stockholder returns;

•                  provide compensation opportunities depending upon our performance relative to our competitors and changes in our performance over time; and

•                  ensure that our compensation program is competitive in the industry.

Our executive compensation program and decisions of the Compensation Committee are based on the following philosophy and principles:

•                  As a performance driven company, we favor having a significant component of variable compensation tied to actual results that are evaluated at the end of the year when all the relevant factors can be taken into account, like Company performance and changing business and economic conditions, over solely fixed compensation.

•                  In order to foster cooperation and communication among our executives and among their respective teams, the Compensation Committee and the Board of Directors places primary emphasis on Company performance (rather than individual performance).

•                  We differentiate individual compensation among our executives based on scope and nature of responsibility, education and experience, job performance and potential.

•                  We seek to align the interests of our executives with the interests of our stockholders through the use of long-term, equity-based incentive compensation, primarily in the form of stock options.

•                  We use discretionary bonuses to reward individual performance.

Setting Executive Compensation

In determining the amount of compensation to pay our named executive officers, the Compensation Committee considers factors such as: the executive’s position within the Company and the level of responsibility, skills and experiences required by the executive’s position; the executive’s experience and qualifications; our ability to replace such individual and the overall competitive environment for executive talent; the attainment of or failure to attain Company objectives and the difficulty in achieving desired Company objectives; individual performance of the executive as measured by the impact of such performance on the attainment of Company objectives; the Company’s performance in various economic environments; current and historical compensation levels; the executive’s length of service to our Company; the Compensation Committee’s view of internal equity and consistency; and other considerations it deems relevant.  In analyzing some of these factors, the Compensation Committee from time to time reviews competitive compensation data gathered in comparative surveys and collected by independent consultants, as well as publicly available comparable public company information.

In November 2005, we hired a compensation consulting firm to conduct an overall analysis of our executive compensation program, including a competitive assessment of the base salaries, short-term and long-term incentives, benefits and perquisites paid to our executive officers and to review the option holdings of our executive officers in comparison to similar executives of other companies in our industry sector.  The Compensation Committee continues to use the approach and methodology from that review, along with the use of other appropriate published data, to assist it in determining the amount of base salary, annual incentive compensation, total compensation and the form and amount of long-term equity-based incentive compensation to pay our named executive officers.  Although the Compensation Committee did not retain a compensation consulting firm since the November 2005 analysis, it believes the information from the compensation consulting firm’s analysis not only confirmed the Company’s approach to structuring its compensation programs, but is still valuable in assisting in the determination of compensation on an ongoing basis.  The Compensation Committee intends to periodically use compensation consulting firms to evaluate the overall effectiveness and competitiveness of its executive compensation program.

Our executive compensation program as a whole and each individual element of the program is designed to be competitive in order to attract, motivate and retain executives necessary to the achievement of our Company objectives.  We generally target total compensation and each element of total compensation within a reasonable range of our competitive market.  In connection with the compensation consulting firm’s analysis of our executive compensation program in 2005, we defined our industry sector as a peer group of 10 other then-publicly held long-haul truckload carriers that had between approximately $250 million and approximately $3 billion in revenue.  We also chose these companies for inclusion in our peer group based on other business characteristics similar to ours and because we believe we compete with these or similar companies for executive talent.  The companies in our peer group consisted of the following:

•                  Celadon Group, Inc.

•                  Covenant Transport, Inc.

•                  Frozen Food Express Industries, Inc.

•                  Heartland Express, Inc.

•                  Knight Transportation, Inc.

•                  P.A.M. Transportation Services, Inc.

•                  Swift Transportation Company, Inc. (no longer publicly traded)

•                  Transport Corporation of America, Inc. (no longer publicly traded)

•                  USA Truck, Inc.

•                  Werner Enterprises, Inc.

While the Compensation Committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to our Company, the Compensation Committee, nonetheless, believes that gathering this information is an important part of its compensation-related decision-making process.

Executive Compensation Components

The principal elements of our executive compensation program include:

•                  base salary compensation;

•                  annual incentive compensation and discretionary compensation;

•                  stock-based compensation; and

•                  executive benefits and perquisites.

In addition, our executive compensation program also includes certain change in control arrangements.

Except as described below, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.  However, the Compensation Committee’s philosophy is to make a significant portion of an executive’s compensation at risk and based on actual results that are evaluated at the end of the year when all of the relevant factors can be taken into account, such as

Company performance and changing business and economic conditions.  It is also the Compensation Committee’s view to keep cash compensation at a competitive level while providing the opportunity to be well rewarded through long-term equity-based incentive compensation, in the form of stock options, if the Company’s stock price performs well over time.  We believe these equity-based awards to our executive officers help ensure that they have a stake in the Company’s long-term success by providing an incentive to improve the overall growth, profitability and value of our Company.

Base Salary Compensation

We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to performance risk.  We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year to support a reasonable standard of living.

We initially fix base salaries for our executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives.  We also take into account the base compensation paid by companies in our peer group.

The Compensation Committee reviews base salaries for our named executive officers each year beginning in April and generally approves any increases at its May meeting held in conjunction with our Annual Meeting of Stockholders.  Any increases in base salaries are typically effective as of April 1 of that year.  This decision is made in May because the Compensation Committee takes the results of the first quarter of each fiscal year into consideration when deciding whether to increase base salaries.

In determining the amount of base salaries for our named executive officers, the Compensation Committee strives to target base salaries within the range of salaries for executives in similar positions and with similar responsibilities at companies in our current peer group. The Compensation Committee’s determinations regarding the base salaries of our named executive officers are also based on a number of other factors, including: the executive’s position within the Company and the level of responsibility, the skills and experience required by the executive’s position; the executive’s experience and qualifications; our ability to replace such individual and the overall competitive environment for executive talent; the executive’s current base salary; the executive’s length of service to our Company, the executive’s past performance and the impact of such performance on the attainment of Company objectives; competitive compensation data; the Compensation Committee’s view of internal equity and consistency; and other considerations it deems relevant.  Following these factors, we typically increase base salaries for executive officers modestly from year to year consistent with our general philosophy of favoring variable, performance-based compensation.

Annualized salary rates for 2007, 2008 and 2009 for the named executive officers are as follows:

	2007(1)	2008(2)	2009(3)

Randolph L. Marten	$465,577	$487,085	$491,625
Timothy M. Kohl	325,000	338,942	350,000
Robert G. Smith	234,722	245,594	247,883
Timothy P. Nash	234,722	245,594	247,883
James J. Hinnendael	185,231	193,809	195,615

(1)                                On May 1, 2007, the Compensation Committee approved the following increases to base salary, retroactive to April 1, 2007: Mr. Marten from $440,000 to $475,000; Mr. Smith from $221,753 to $239,500; Mr. Nash from $221,753 to $239,500; and Mr. Hinnendael from $175,000 to $189,000.  Mr. Kohl was hired in November 2007 with a salary of $325,000.

(2)                                On May 6, 2008, the Compensation Committee approved the following increases to base salary, retroactive to April 1, 2008: Mr. Marten from $475,000 to $491,625; Mr. Smith from $239,500 to $247,883; Mr. Nash from $239,500 to $247,883; and Mr. Hinnendael from $189,000 to $195,615.  The committee also approved increasing the base salary of Mr. Kohl from $325,000 to $350,000 effective as of June 2, 2008 in connection with his appointment as President.

(3)                                The Compensation Committee reviews base salaries for our named executive officers each year beginning in April and generally approves any increases at its May meeting held in conjunction with our Annual Meeting of Stockholders.

For 2008, base salaries accounted for approximately 67% of total compensation for our Chairman of the Board and Chief Executive Officer and 63% on average for the other named executive officers.  We typically increase base salaries for executive officers modestly from year to year consistent with our general philosophy of favoring discretionary incentive compensation.  The Compensation Committee approved a 10% increase for our named executive officers, except for Mr. Hinnendael, effective as of April 1, 2006.  Mr. Hinnendael did not receive an increase due to the recent establishment of his base salary.  The Compensation Committee approved an 8% increase for our named executive officers effective as of April 1, 2007 and a 3.5% increase for our named executive officers effective as of April 1, 2008, at which time Mr. Kohl was not an executive officer.  Mr. Kohl’s base salary increased 7.7% effective as of June 2, 2008 in connection with his appointment as President.  These increases were based on the Compensation Committee’s determination to maintain the Company’s competitive total compensation position in the marketplace.

Annual Incentive Compensation and Discretionary Compensation

In December 2008, the Compensation Committee terminated our Executive Officer Performance Incentive Bonus Plan and Performance Incentive Bonus Plan, which were based on specific performance measures, and, in consideration of the rapidly changing business and economic conditions, instituted a new discretionary bonus plan for the Company’s executive officers and other non-driver employees that, beginning in 2009, allows the Compensation Committee to grant the Company’s executive officers a discretionary cash bonus of up to 75% of their annual base salary.  The Company believes that the move from bonuses based on specific performance measures in the Executive Officer Performance Incentive Bonus Plan and Performance Incentive Bonus Plan to the discretionary bonus in the Non-driver Employee Bonus Plan will better reflect the actual performance of the non-driver employees, including the Executive Officers, in changing business and economic conditions.  In addition, the Compensation Committee believes it is important that it retain the authority to consider the strategic importance of all relevant factors with respect to the payment of discretionary bonuses to our executive officers, as these factors are not necessarily part of any business or strategic plan developed at the beginning of the year.  Pursuant to another ongoing program, the Board has authorized Mr. Marten, our Chairman of the Board and Chief Executive Officer, to award a discretionary bonus of up to 10% of each executive officer’s annual base salary.

In December 2008, the Compensation Committee approved a bonus for all of our non-driver employees equal to the greater of (a) the amount payable under our Performance Incentive Bonus Plan and our Executive Officer Bonus Incentive Plan or (b) 10% of base salary for officers and internal directors and 5% of base salary for all other non-driver employees.  In addition, Mr. Marten retained the right to award discretionary bonuses to executive officers of up to 10% of each executive officer’s annual salary.  All of the named executive officers were awarded both a cash bonus from the Compensation Committee equal to 10% of the annual base salary of each executive officer and a bonus equal to 10% of the annual base salary of each executive officer pursuant to Mr. Marten’s discretionary plan.  The discretionary bonuses to the executive officers from the Compensation Committee exceeded any amount payable under our Performance Incentive Bonus Plan and our Executive Officer Bonus Incentive Plan.  The discretionary bonuses to the Company’s executive officers were based on the Company’s strong performance in the difficult freight environment during 2008.

Discretionary Bonus Program.

Pursuant to an ongoing program, the Board has authorized Mr. Marten, our Chairman of the Board and Chief Executive Officer, to award a discretionary bonus of up to 10% of each executive officer’s annual base salary.  No discretionary bonuses were awarded in 2006 or 2007.  In 2008, Mr. Marten awarded a discretionary bonus to all of the Company’s executive officers in the amount of 10% of their annual base salaries based on the Company’s performance in the difficult freight environment.

Non-Driver Employee Bonus Plan.

In December 2008, the Compensation Committee also approved the 2009 Non-driver Employee Bonus Plan, which replaced both our Executive Officer Performance Incentive Bonus Plan and our Performance Incentive Bonus Plan.  The Compensation Committee believes that a discretionary cash bonus better rewards an employee’s actual performance in light of changing business and economic conditions than a formulaic award because a formulaic award may not capture all the relevant factors for an executive’s performance in rapidly changing business and economic conditions.

The Non-driver Employee Bonus Plan provides for discretionary cash awards of up to 75% of the executive officer’s annual base salary.  Director level employees will be eligible for a discretionary bonus in an amount up to 22.5% of their annual base salary and all other non-driver employees will be eligible for a discretionary bonus in an amount up to 7.5% of their annual base salary, with each determined by senior management of the Company.  The Company’s Compensation Committee shall, in its sole and absolute discretion, determine each executive officer’s cash award, with such cash award based on such executive officer’s individual performance and the Company’s overall financial performance for the award year.  In 2008, the Compensation Committee awarded a discretionary cash bonus to all the Company’s executive officers in the amount of 10% of their annual base salary based on the Company’s performance in the difficult freight environment.

Executive Officer Performance Incentive Bonus Plan.

Under the terms of our Executive Officer Performance Incentive Bonus Plan, our named executive officers were eligible to earn annual cash incentive payments based on our annual financial performance.  This plan was designed to provide a direct financial incentive to our named executive officers for the achievement of specific performance goals of our Company.

The Executive Officer Performance Incentive Bonus Plan provided for cash awards equal to the percentage increase in the award year’s net income over the prior year’s net income multiplied by the executive officer’s base salary, provided the award year’s net income after the amount of such cash award must have been at least 110% of the prior year’s net income and the award year’s return on equity after the amount of such bonus was at least equal to the return on equity set forth in the operating budget approved by the Board for the award year.  Participants were determined annually by the Compensation Committee from among Marten’s eligible executive officers.  In 2006, 2007, and 2008, all of our named executive officers participated in the plan, except for Mr. Kohl in 2006 and 2007, who was not an executive officer at that time.  Under the terms of the plan, there was no cash award for 2006 or 2007 since our 2006 and  2007 net income decreased by 2.2% and 39.0%, respectively, from the prior year’s net income.  There was also no cash award for 2008 because, although net income prior to the payouts under the Non-driver Employee Bonus Plan and Discretionary Bonus Program exceeded 2007 net income by 26.6%, the return on equity prior to such bonus payouts of 7.7% was below the return on equity within the 2008 operating budget of 8.1%.  The Executive Officer Performance Incentive Bonus Plan terminated at the end of 2008.

Performance Incentive Bonus Plan.

Under the terms of our Performance Incentive Bonus Plan, our named executive officers, as well as other non-driver employees of our Company, were eligible to earn annual cash incentive payments based upon our annual financial performance.  This plan was designed to provide a direct financial incentive to our executive officers and other non-driver employees for the achievement of specific performance goals of our Company.

The Performance Incentive Bonus Plan provided for cash awards equal to 50% of an executive officer’s salary (target bonus) multiplied by an award percentage which ranged from 5% to 150% based upon the percentage that a net income performance objective was achieved.

Award percentages ranged from a percentage of 5%, for achieving 96% of the net income performance objective, to 150%, for achieving 120% or more of the net income performance objective.  No cash awards were earned unless our net income for an award year was at least 96% of the established objective.  Participants were determined annually by the Compensation Committee from among our eligible employees.  In 2006, 2007, and 2008, all of our named executive officers participated in the plan, except Mr. Kohl did not participate in 2006 as he was hired in November 2007.

Under the terms of the plan, there was no cash award in 2006, 2007 or 2008 because our actual net income in each of the three years was below our targeted net income in 2006 of $32.5 million, in 2007 of $30.3 million, and in 2008 of $19.8 million. The Performance Incentive Bonus Plan terminated at the end of 2008.

Stock-based Compensation

The third component of our executive compensation program consists of stock-based compensation.  We award stock options to align the interests of our executive officers and key personnel with our stockholders and to increase our long-term value.  Through deferred vesting, this component of our compensation program creates an incentive for individuals to remain with us and promote long-term Company goals.  We generally grant an option to purchase shares of common stock to our director-level employees and our executive officers upon their promotion to such positions.  In addition, from time to time we grant additional options to purchase shares of common stock to our executive officers and key personnel based primarily upon the individual’s actual and/or potential contribution and our financial performance.  To date, all stock options have been granted at fair market value.  Generally, these options vest over a period of several years.

In 2005, our Board of Directors and stockholders approved the 2005 Stock Incentive Plan, pursuant to which our named executive officers (as well as other employees) are eligible to receive equity compensation awards, including stock options and restricted stock awards, stock appreciation rights, performance unit awards and stock bonuses.  For more information concerning the terms of this plan, we refer you to “Compensation and Other Benefits—Grants of Plan-based Awards.”  Currently, we provide named executive officers (and many of our other key employees) with stock options, which are either service-based or performance-based.

A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest.”  This provides an incentive for an option holder to remain employed by us.  In addition, stock options link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase the market price of our stock.

In January 2006, the Compensation Committee recommended, and our Board of Directors approved, the granting of a non-statutory stock option under our 2005 Stock Incentive Plan to Mr. Hinnendael, our Chief Financial Officer, to purchase 50,000 shares of our common stock in connection with his appointment to that position.  In March 2006, based upon certain recommendations of our compensation consultant, the Compensation Committee granted non-statutory stock options under our 2005 Stock Incentive Plan to purchase a total of 132,000 shares of our common stock to Mr. Marten, Mr. Smith, Mr. Nash and Mr. Hinnendael, the Company’s then-current named executive officers.  One half of the option shares become exercisable in equal installments of one-fifth on each of the first five anniversaries of the grant date, while the other half of the shares become exercisable upon achievement of certain performance criteria from 2006 through 2010.  The amount of shares underlying each grant was tied to the level of each executive officer’s base compensation.

We did not grant any stock options to current named executive officers in 2007.  In May 2008, the Compensation Committee recommended, and our Board of Directors approved, the granting of non-statutory stock options under our 2005 Stock Incentive Plan to the Company’s named executive officers to purchase a total of 107,300 shares of our common stock.  The shares become exercisable in equal installments of one-fifth on each of the first five anniversaries of the grant date.  The grant to Mr. Kohl to purchase 50,000 shares of our common stock was in connection with his appointment as President.  The amount of shares underlying each of the grants to the other four named executive officers was tied to the level of each executive officer’s base compensation.

Each performance-based option granted in 2006 has a term of ten years, and will become exercisable, on a cumulative basis, upon our achievement of certain targeted operating ratios for any full fiscal year beginning with 2006 and ending with 2010.  In February 2007, our Board of Directors approved an amendment to the performance based stock options that were originally granted in March 2006, which changed the operating ratio thresholds for vesting.  The operating ratio will be the percentage that our operating expenses, prior to the effect of performance-based stock option compensation expense and any other expense determined by the Compensation Committee, bears to our operating revenue set forth in our audited financial statements for that particular fiscal year.  The actual operating ratio achieved as compared to the targeted operating ratio will be determined for each fiscal year on the date our Form 10-K is filed with the Securities and Exchange Commission.

The exercise prices of the stock options granted to our named executive officers during 2008 are shown in the Grants of Plan-based Awards Table on page 32.  Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-based Awards Table.  For additional information concerning the terms of outstanding options, we refer you to “Compensation and Other Benefits—Grants of Plan-based Awards.”

The long-term incentive compensation information for our named executive officers during 2006, 2007 and 2008 is included in the Summary Compensation Table on page 29.  Additional information on long-term incentive awards is shown in the Grants of Plan-based Awards Table on page 32 and the Outstanding Equity Awards at Fiscal Year-end Table on page 35.

Executive Benefits and Perquisites; Other Compensation Arrangements

It is generally our policy not to extend significant perquisites to our executives that are not available to our employees generally.  The only significant perquisites that we provide to our named executive officers are the personal use of Company aircraft by our executive officers and the use of a Company car by our Chairman of the Board and Chief Executive Officer.  Also, beginning in 2000, we reimburse executive officers for their current accumulated vacation pay upon appointment as an executive officer.

On May 3, 2005, the Compensation Committee approved a general policy regarding use of our corporate aircraft by our executive officers.  If any executive officer uses our corporate aircraft for combined business/personal use under applicable IRS regulations, we will include in the executive officer’s taxable income the sum of the value of such personal use in accordance with IRS regulations and the related income taxes on such value, which are paid by us.  The personal use of our corporate aircraft is generally limited to spouses or guests accompanying executive officers on business trips.

Our executives receive benefits, which are also received by our other employees, including 401(k) matching contributions, and health, dental and life insurance benefits.  We do not provide pension arrangements or post-retirement health coverage for our executives or employees.  We also do not provide any nonqualified defined contribution or other deferred compensation plans.

All of our employees, including our executive officers, are employed at will and do not have employment agreements.  We have, however, entered into written change in control agreements with each of our executive officers, which provide for certain cash and other benefits upon the termination of the executive officer’s employment with us under certain circumstances, as described below.

Change in Control and Post-termination Severance Arrangements

Our 2005 Stock Incentive Plan provides that in the event a change in control occurs, then, if approved by the Committee in its sole discretion either at the time of the grant of the incentive award or at any time after such grant, all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms; all outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and all outstanding performance unit awards and stock bonuses will vest or continue to vest in accordance with their agreement.  Using discretionary authority under the plan, our Compensation Committee approved Non-Statutory Stock Option Agreements for both service-based and performance-based option awards which provide that such options become immediately exercisable in full in the event of a change in control with respect to options that have been outstanding for at least six months.  In addition, the Committee in its sole discretion may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of the options (or, in the event that there is no excess, that such options will be terminated), and that some or all participants holding performance unit awards will receive, with respect to some or all of the shares subject to the performance unit awards, cash in an amount equal to the fair market value of such shares immediately prior to the effective date of such change in control.

On March 29, 2006, the Compensation Committee approved the execution of Change in Control Severance Agreements with each then-current named executive officer pursuant to which we agreed to provide certain benefits to these executives if they are terminated in connection with a change in control.  These Change in Control Severance Agreements were effective upon execution and continue until the termination of the executive’s employment or until we terminate the agreement upon fifteen months prior written notice.  On August 13, 2007, the Company’s Board of Directors approved Amended and Restated Change in Control Severance Agreements for Mr. Marten, Mr. Smith, Mr. Nash and Mr. Hinnendael.  The Amended and Restated Change in Control Severance Agreements made changes to the Change in Control Severance Agreements previously entered into between the Company and these officers, in order to comply with final regulations published by the Internal Revenue Service under an exception to Section 409A of the Internal Revenue Code of 1986, as amended, and there were no changes to the economic terms of the Change in Control Severance Agreements.  The Board of Directors also approved a Change in Control Severance Agreement containing similar terms with Mr. Kohl effective as of June 2, 2008 in connection with his appointment as President.  In December 2008, we made a technical amendment to the Amended and Restated Change in Control Severance Agreements with Mr. Marten, Mr. Smith, Mr. Nash and Mr. Hinnendael, and to the Change in Control Severance Agreement with Mr. Kohl.

Under these agreements, these executive officers are entitled to certain benefits if they are terminated either within 24 months of the effective date of a change in control or before the effective date of the change in control if the termination was either a condition to the change in control or was at the request or insistence of a person related to the change in control.  These executives will not be considered “terminated” for purposes of these agreements if they die or are terminated for cause.  They will, however, be considered “terminated” if they voluntarily leave our employ for “good reason.”

Upon a termination in connection with a change in control, these executives will be entitled to receive a lump sum cash payment of 100% of their base salary (except for Mr. Marten, who will receive 200% of his base salary), plus one times the executive’s highest bonus in the preceding three calendar years (except for Mr. Marten, who will receive two times such amount).  In addition, these executives will receive welfare benefits for a period of twelve months (except for Mr. Marten, who will receive such benefits for twenty-four months).  These arrangements, including the quantification of the payment and benefits provided under these arrangements, are described in more detail elsewhere in this Proxy Statement under the heading “Compensation and Other Benefits—Potential Payments Upon Termination or Change in Control.”

In order for our named executive officers to receive any other payments or benefits as a result of a change in control of our Company, there must be a termination event, such as a termination of the executive’s employment by our successor without cause or a termination of the executive’s employment by the executive for good reason.  The termination of the executive’s employment by the executive without good reason will not give rise to additional payments or benefits either in a change in control situation or otherwise.  Thus, these additional payments and benefits will not just be triggered by a change in control, but will also require a termination event described above, and thus are known as “double trigger” change in control arrangements.

We believe that the change in control protections provided in the agreements described above are relevant and an important part of our executive compensation program.  We believe that these arrangements mitigate some of the risk that exists for executives working in a smaller company, where there is a meaningful likelihood that the company may be acquired.  These arrangements are intended to attract and retain qualified executives who may have employment alternatives that may appear to them, in light of a possible change in control, to be less risky absent these arrangements.  We also believe similar protections are typically provided by other companies, including companies with which we compete for executive talent, and thus believe we must continue to offer such protections in order to be competitive.

Except for our Change in Control Severance Agreements, our named executive officers are not party to any employment or severance agreements and are not entitled to any particular severance benefit upon their involuntary termination of employment by the Company.  The Compensation Committee may, however, provide severance on a case by case basis in its discretion.

Total Compensation Mix

The table below illustrates how total compensation for our named executive officers for 2008 was allocated between performance and non-performance based components, how performance-based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components:

	Total Compensation Mix (Base Salary, Annual Cash Incentives and Long-term Equity Incentives)
	% of Total Compensation that is:		% of Performance-Based Total Compensation that is:		% of Total Compensation that is:
	Performance -Based (1)	Not Performance -Based (2)	Annual (3)	Long-Term (4)	Cash- Based (5)	Equity- Based (6)

Randolph L. Marten	23.2%	76.8%	57.6%	42.4%	90.2%	9.8%
Timothy M. Kohl	27.1%	72.9%	53.4%	46.6%	87.4%	12.6%
Robert G. Smith	41.7%	58.3%	26.7%	73.3%	69.4%	30.6%
James J. Hinnendael	45.1%	54.9%	23.9%	76.1%	65.7%	34.3%
Timothy P. Nash	26.5%	73.5%	54.0%	46.0%	87.8%	12.2%

(1)                                  The sum of annual cash incentives and long-term equity incentives divided by total compensation.

(2)                                  The sum of base salary and all other compensation divided by total compensation.

(3)                                  Annual cash incentives divided by the sum of annual cash incentives and long-term equity incentives.

(4)                                  Long-term equity incentives divided by the sum of annual cash incentives and long-term equity incentives.

(5)                                  The sum of base salary, annual cash incentives and all other compensation divided by total compensation.

(6)                                  Long-term equity incentives divided by total compensation.

Accounting and Tax Considerations

Section 162(m)

Section 162(m) of the Internal Revenue Code requires that we meet specific criteria, including stockholder approval of certain stock and incentive plans, in order to deduct, for federal income tax purposes, compensation over $1 million per individual paid to our named executive officers.  Since none of our named executive officers received compensation over $1 million during 2008, we will not be affected by the limitations of Section 162(m) of the Internal Revenue Code.  We intend generally to structure our executive compensation arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Internal Revenue Code; however, we do reserve the right to offer compensation arrangements as may from time to time be necessary to attract and retain top-quality management.

Accounting for Stock-based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments, including our 2005 Stock Incentive Plan, in accordance with the requirements of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with our management.  Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement for filing with the Securities and Exchange Commission.

This report is dated as of February 25, 2009.

COMPENSATION COMMITTEE

THOMAS J. WINKEL (CHAIR)
LARRY B. HAGNESS
JERRY M. BAUER
G. LARRY OWENS

The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Exchange Act.  Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

COMPENSATION AND OTHER BENEFITS

Summary Compensation Table

The table below provides information relating to compensation for fiscal years 2008, 2007 and 2006 for the Company’s Chairman of the Board and Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and the Chief Financial Officer.  The executives named in this table are referred to in this Proxy Statement as our named executive officers.  The details of our named executive officers’ compensation are discussed in detail in the Compensation Discussion and Analysis beginning on page 15.

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)	Total

Randolph L. Marten	2008	$487,085	$97,417	$71,587	$71,335	$727,424
Chairman and	2007	465,577	—	47,184	41,668	554,429
Chief Executive Officer	2006	429,231	—	39,320	42,321	510,872

Timothy M. Kohl (3)	2008	338,942	67,788	59,154	1,980	467,864
President	2007	43,750	—	—	330	44,080
	2006	—	—	—	—	—

Robert G. Smith	2008	245,594	49,119	135,088	12,134	441,935
Chief Operating Officer	2007	234,722	—	57,077	8,146	299,945
	2006	216,326	—	47,565	10,092	273,983

James J. Hinnendael	2008	193,809	38,762	123,733	4,333	360,637
Chief Financial Officer	2007	185,231	—	113,992	4,057	303,280
	2006	173,981	—	102,527	17,881	294,389

Timothy P. Nash	2008	245,594	49,119	41,794	7,045	343,552
Executive Vice President	2007	234,722	—	29,490	9,843	274,055
of Sales and Marketing	2006	216,326	—	24,575	5,431	246,332

(1)         This column reflects the compensation cost for the years ended December 31, 2008, 2007 and 2006 of each named executive officer’s options, calculated in accordance with SFAS 123(R) and using a Black-Scholes valuation model.  See note 8 of “Notes to Consolidated Financial Statements” for a discussion of the assumptions made by us in determining the grant date fair value and compensation costs of our equity awards.  The individual awards reflected in the summary compensation table are summarized below:

	Grant Date	Number of Shares	Amount Recognized in Financial Statements in 2008		Amount Recognized in Financial Statements in 2007		Amount Recognized in Financial Statements in 2006

Randolph L. Marten	March 1, 2006	24,000	$47,184		$47,184		$39,320
	May 6, 2008	23,800	24,403		—		—

Timothy M. Kohl	May 6, 2008	50,000	59,154	(a)	—		—

Robert G. Smith	March 1, 2006	15,000	42,808	(b)	57,077	(b)	47,565	(b)
	May 6, 2008	12,000	92,280	(b)	—		—

James J. Hinnendael	January 25, 2006	50,000	90,400		90,400		82,867
	March 1, 2006	12,000	23,592		23,592		19,660
	May 6, 2008	9,500	9,741		—		—

Timothy P. Nash	March 1, 2006	15,000	29,490		29,490		24,575
	May 6, 2008	12,000	12,304		—		—

(a)                                 The amount of compensation expense recorded in the income statement in 2008 was based on a vesting period through August 18, 2012, Mr. Kohl’s retirement-eligibility date.

(b)                                The amount of compensation expense recorded in the income statement in 2008, 2007 and 2006 was based on a vesting period through September 28, 2008, Mr. Smith’s retirement-eligibility date.

(2)                                 Included in this column are the following items:

	Year	Life Insurance Premiums	Use of Aircraft (a)	Personal Commercial Travel	401(k) Match (b)	PTO Payout	Use of Company Car (c)

Randolph L. Marten	2008	$1,290	$43,254	$3,180	$3,220	$—	$20,391
	2007	1,290	16,837	—	3,150	—	20,391
	2006	690	18,160	—	3,080	—	20,391

Timothy M. Kohl	2008	1,980	—	—	—	—	—
	2007	330	—	—	—	—	—
	2006	—	—	—	—	—	—

Robert G. Smith	2008	1,707	4,175	1,587	4,665	—	—
	2007	1,505	—	1,916	4,725	—	—
	2006	1,362	3,173	1,014	4,543	—	—

James J. Hinnendael	2008	263	—	—	4,070	—	—
	2007	167	—	—	3,890	—	—
	2006	150	—	—	3,654	14,077	—

Timothy P. Nash	2008	1,022	—	1,358	4,665	—	—
	2007	980	—	4,195	4,668	—	—
	2006	888	—	—	4,543	—	—

(a)                                 The incremental cost to the Company of personal use of Company aircraft is calculated based on the variable operating costs to the Company.  Variable costs include fuel, maintenance, crew travel expenses, trip related fees and storage costs, and other miscellaneous variable costs.  The methodology excludes fixed costs that do not change on usage, such as purchase or lease costs of the aircraft and non-trip related hanger expenses.  The variable costs to the Company were allocated pro-rata to guests or spouses accompanying named executive officers on business trips to derive the incremental costs.

(b)                                We sponsor a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code.  Employees, including executive officers, are eligible for the plan after one year of service.  Participants are able to contribute up to the limit set by law, which in 2008 was $15,500 for participants less than age 50 and $20,500 for participants age 50 and above.  We contribute 35% of each participant’s contribution, up to a total of 6% contributed.  Our contribution vests at the rate of 20% per year for the second through sixth years of service.  In addition, we may make elective contributions as determined by our Board of Directors.  Elective contributions were not made in 2008, 2007 or 2006.

(c)                                 Represents the depreciation expense of a Company car.

(3)                                 Mr. Kohl was hired in November 2007 and was appointed President in June 2008.

Grants of Plan-based Awards

The following table provides information concerning grants of plan-based awards to each of our named executive officers during the fiscal year ended December 31, 2008, which were granted under our 2005 Stock Incentive Plan.  Our named executive officers were not granted any plan-based awards under our other plans in 2008.

											All Other
											Option
											Awards:		Exercise	Grant Date
											Number of		or Base	Fair Value of
		Estimated Future Payouts Under						Estimated Future Payouts Under			Securities		Price of	Stock and
	Grant	Non-equity Incentive Plan Awards						Equity Incentive Plan Awards			Underlying		Option	Option
Name	Date	Threshold		Target		Maximum		Threshold	Target	Maximum	Options		Awards	Awards

Randolph L. Marten	N/A	$12,291	(1)	$61,453	(1)	$368,719	(1)	—	—	—	—		$—	$—
	N/A		(2)		(2)		(2)	—	—	—	—		—	—
	May 6, 2008	—		—		—		—	—	—	23,800	(3)	17.52	183,022	(4)

Timothy M. Kohl	N/A	8,750	(1)	43,750	(1)	262,500	(1)	—	—	—	—		—	—
	N/A		(2)		(2)		(2)	—	—	—	—		—	—
	May 6, 2008	—		—		—		—	—	—	50,000	(3)	17.52	384,500	(4)

Robert G. Smith	N/A	6,197	(1)	30,985	(1)	185,912	(1)	—	—	—	—		—	—
	N/A		(2)		(2)		(2)	—	—	—	—		—	—
	May 6, 2008	—		—		—		—	—	—	12,000	(3)	17.52	92,280	(4)

James J. Hinnendael	N/A	4,890	(1)	24,452	(1)	146,711	(1)	—	—	—	—		—	—
	N/A		(2)		(2)		(2)	—	—	—	—		—	—
	May 6, 2008	—		—		—		—	—	—	9,500	(3)	17.52	73,055	(4)

Timothy P. Nash	N/A	6,197	(1)	30,985	(1)	185,912	(1)	—	—	—	—		—	—
	N/A		(2)		(2)		(2)	—	—	—	—		—	—
	May 6, 2008	—		—		—		—	—	—	12,000	(3)	17.52	92,280	(4)

(1)                                  Represents potential performance-based non-equity awards under our Performance Incentive Bonus Plan, which is described in greater detail in “Compensation Discussion and Analysis.”  We based the threshold on achieving 96% of the net income performance objective, with the target based on 100%, and the maximum based on 120% achievement.  We calculated the threshold, target and maximum as follows: threshold - current annual base salary multiplied by 50% multiplied by 5%; target - current annual base salary multiplied by 50% multiplied by 25%; maximum - current annual base salary multiplied by 50% multiplied by 150%.  For fiscal year 2008, we did not meet our threshold net income performance objective.  Accordingly, no named executive officer received a bonus payment under the Performance Incentive Bonus Plan for 2008.  The Company terminated our Performance Incentive Bonus Plan in December 2008.

(2)                                  Represents potential performance-based non-equity awards under our Executive Officer Performance Incentive Bonus Plan, which is described in greater detail in “Compensation Discussion and Analysis.”  The Executive Officer Performance Incentive Bonus Plan provides for cash awards equal to the percentage increase in the award year’s net income over the prior year’s net income multiplied by the executive officer’s base salary, provided the award year’s net income after the amount of such cash award must be at least 110% of the prior year’s net income and the award year’s return on equity after the amount of such bonus must be at least equal to the return on equity set forth in the operating budget approved by the Board for the award year.  Since potential payouts range based on our ability to incrementally exceed the performance threshold, there is no threshold or maximum payout.  Under the terms of the plan, there was no award in 2008 since our return on equity failed to meet the threshold.  The Company terminated our Executive Officer Performance Incentive Bonus Plan in December 2008.

(3)                                  Represents service-based options granted under our 2005 Stock Incentive Plan, the material terms of which are described in more detail below under the heading “2005 Stock Incentive Plan.”  The options will be exercisable, on a cumulative basis, in five installments of 20% of the total option shares under the grant on each of the first five anniversaries of the grant date, so long as each named executive officer remains continuously employed by us.  As of the end of fiscal year 2008, none of the service-based options have vested because it has been less than one year since the grant date, except for the 12,000 option shares granted to Mr. Smith, which vested on September 28, 2008, Mr. Smith’s retirement-eligibility date.

(4)                                  See note 8 of “Notes to Consolidated Financial Statements” for a discussion of the assumptions made by the Company in determining the grant date fair value of our equity awards.

Discretionary Bonus Program, Non-driver Employee Bonus Plan, Performance Incentive Bonus Plan, and Executive Officer Performance Incentive Bonus Plan

The material terms of our Discretionary Bonus Program, Non-driver Employee Bonus Plan, Performance Incentive Bonus Plan, and Executive Officer Performance Incentive Bonus Plan are described in the “Compensation Discussion and Analysis” beginning on page 15.

2005 Stock Incentive Plan

Under the terms of our 2005 Stock Incentive Plan, all of our named executive officers, as well as other employees and any subsidiary employees (including officers and directors who are also employees), are eligible to receive incentive awards.  To date, only stock options have been granted under the plan.  The plan contains an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits, which are subject to change in our corporate structure or shares.

The exercise price of an option may not be less than 100% of the fair market value of a share of our common stock on the option grant date (or, if the option is an incentive stock option, 110% if the participant beneficially owns more than 10% of our outstanding stock).  Under the plan, “fair market value” means the closing sale price of a share of our common stock on the grant date as reported on the NASDAQ Global Select Market.

The aggregate fair market value of shares of common stock with respect to which incentive stock options may become exercisable by a participant for the first time during any calendar year may not exceed $100,000.  Any incentive stock options in excess of this amount will be treated as non-statutory options.

Options may be exercised in whole or in installments, as determined by the Board or its committee, and may impose conditions or restrictions to the exercisability of an option, including that the participant remain continuously employed by us or a subsidiary for a certain period.  An option may not remain exercisable after 10 years from its date of grant (or, if the option is an incentive stock option, five years from its date of grant if the participant beneficially owns more than 10% of our outstanding stock).

Shares of common stock that are issued under the plan or that are subject to outstanding incentive awards reduce the number of shares remaining available under the plan, but any shares of common stock subject to an incentive award that lapses, expires, is forfeited or for any reason terminates unexercised or unvested and any shares of common stock that are subject to an incentive award that is settled or paid in cash or any other form other than shares of common stock will automatically again become available for issuance under the plan.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in our corporate structure or shares, appropriate adjustment will be made to:

•                  the number and kind of securities available for issuance under the plan; and

•                  in order to prevent dilution or enlargement of the rights of participants, the number, kind and, where applicable, the exercise price of securities subject to outstanding incentive awards.

The plan is administered by our Compensation Committee, which has the authority to determine all necessary or desirable provisions of incentive awards, including the eligible recipients who will be granted one or more incentive awards under the plan, the nature and extent of the incentive awards to be made to each participant, the time or times when incentive awards will be granted, the duration of each incentive award, and payment or vesting restrictions and other conditions.  The Compensation Committee has the authority to pay the economic value of any incentive award in the form of common stock and may amend or modify the terms of outstanding incentive awards (except for any prohibited “re-pricing” of options, discussed below) so long as the amended or modified terms are permitted under the plan and any affected participant has consented to the amendment or modification.

The Board may suspend or terminate the plan or any portion of the plan at any time, and may amend the plan from time to time to conform incentive awards to any change in applicable laws or regulations or in any other respect that the Board may deem to be in our best interests.  However, no amendments to the plan will be effective without stockholder approval if it is required under Section 422 of the Internal Revenue Code, Section 162(m) of the Internal Revenue Code or the rules of the NASDAQ Global Select Market, or if the amendment seeks to modify the prohibitions on underwater option re-pricing discussed above.

Termination, suspension or amendment of the plan will not adversely affect any outstanding incentive award without the consent of the affected participant, except for adjustments in the event of changes in capitalization or a “change in control,” discussed below.

In general, no right or interest in any incentive award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or encumbrance.  However, the Board or its committee may permit a participant to transfer all or a portion of a non-statutory stock option, other than for value, to certain family members or related family trusts, foundations or partnerships.  Any permitted transferee of a non-statutory stock option will remain subject to all the terms and conditions of the incentive award applicable to the participant.

Outstanding Equity Awards at Fiscal Year-end

The following table provides information regarding outstanding equity incentive plan awards for each of our named executive officers that remained outstanding at December 31, 2008.

	Option Awards
					Equity
					Incentive Plan
					Awards:
	Number of		Number of		Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised
	Options		Options		Unearned		Option	Option
Name	Exercisable		Unexercisable		Options		Exercise Price	Expiration Date

Randolph L. Marten	9,600	(1)	14,400	(1)	—		$23.59	March 1, 2016
	—		—		6,000	(2)	23.59	March 1, 2016
	—		23,800	(3)	—		17.52	May 6, 2015

Timothy M. Kohl	—		50,000	(3)	—		17.52	May 6, 2015

Robert G. Smith	15,000	(1)	—		—		23.59	March 1, 2016

	—		—		3,750	(2)	23.59	March 1, 2016

	12,000	(3)	—		—		17.52	May 6, 2015

James J. Hinnendael	20,000	(4)	30,000	(4)	—		21.94	January 25, 2016
	4,800	(1)	7,200	(1)	—		23.59	March 1, 2016
	—		—		3,000	(2)	23.59	March 1, 2016
	—		9,500	(3)	—		17.52	May 6, 2015

Timothy P. Nash	500	(5)	—		—		4.36	January 24, 2010
	6,000	(1)	9,000	(1)	—		23.59	March 1, 2016
	—		—		3,750	(2)	23.59	March 1, 2016
	—		12,000	(3)	—		17.52	May 6, 2015

(1)                                This stock option award was granted March 1, 2006 and vests, on a cumulative basis, in five installments of 20% on each of the first five anniversaries of the option grant date.

(2)                                The option shares become exercisable, on a cumulative basis, upon our achievement of the operating ratios set forth below for any full fiscal year beginning with 2006 and ending with 2010.  The number of shares provided in the table above represents the threshold performance goal as set forth below.  On February 12, 2007, our Board of Directors approved an amendment to the performance based stock options that were originally granted on March 1, 2006, which changed the operating ratio thresholds for vesting.  The following table sets forth the operating ratio thresholds as of December 31, 2006 and as amended on February 12, 2007.

Operating Ratio December 31, 2006	Operating Ratio February 12, 2007	Vesting Percentage

90.0%	91.0%	25%
89.5%	90.5%	25%
89.0%	90.0%	25%
88.5%	89.5%	25%

(3)                                This stock option award was granted May 6, 2008 and vests, on a cumulative basis, in five installments of 20% on each of the first five anniversaries of the option grant date.

(4)                                This stock option award was granted January 25, 2006 and vests, on a cumulative basis, in five installments of 20% on each of the first five anniversaries of the option grant date.

(5)                                This stock option award was granted January 24, 2000 and vests, on a cumulative basis, in five installments of 20% on each of the first five anniversaries of the option grant date.

Option Exercise and Stock Vested - 2008

The following table provides information regarding the exercise of stock options during the fiscal year ended December 31, 2008 for each of Robert G. Smith and Timothy P. Nash on an aggregated basis.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Robert G. Smith	3,638	$47,221

Timothy P. Nash	500	8,072

None of our other named executive officers exercised stock options during the fiscal year ended December 31, 2008.

Potential Payments upon Termination or Change in Control

All of our named executive officers are employed “at will” and, other than as described below, are not entitled to any severance or other payments under any agreement, contract, plan or arrangement upon their termination of employment without cause or otherwise.  We have entered into agreements with our named executive officers that require us to provide compensation to them in the event of termination of their employment without cause in connection with or within a certain period of time after a “change in control” of our Company.  Under these agreements, these executive officers are entitled to certain benefits if they are terminated either within 24 months of the effective date of a change in control or before the effective date of the change in control if the termination was either a condition to the change in control or was at the request or insistence of a person related to the change in control.  These executives will not be considered “terminated” for purposes of these agreements if they die or are terminated for cause.  They will, however, be considered “terminated” if they voluntarily leave Marten’s employ for “good reason.”

Upon a termination in connection with a change in control, the named executive officers will be entitled to receive a lump sum cash payment of 100% of their base salary except for Mr. Marten, who will receive 200% of his base salary, plus one times the executive’s highest bonus in the preceding three calendar years except for Mr. Marten, who will receive two times such amount.  In addition, these executives will receive welfare benefits for a period of twelve months except for Mr. Marten, who will receive such benefits for twenty-four months.

Our 2005 Stock Incentive Plan provides that in the event a change in control occurs, then, if approved by the committee in its sole discretion either at the time of the grant of the incentive award or at any time after such grant, all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms; all outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and all outstanding performance unit awards and stock bonuses will vest or continue to vest in accordance with their agreement.  Using discretionary authority under the plan, our Compensation Committee approved form Non-Statutory Stock Option Agreements for both service-based and performance-based option awards that provide such options become immediately exercisable in full in the event of a change in control with respect to options that have been outstanding for at least six months.  In addition, the committee in its sole discretion may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of the options (or, in the event that there is no excess, that such options will be terminated), and that some or all participants holding performance unit awards will receive, with respect to some or all of the shares subject to the performance unit awards, cash in an amount equal to the fair market value of such shares immediately prior to the effective date of such change in control.

For purposes of the 2005 Stock Incentive Plan, a “Change in Control” generally occurs if:

•                  all or substantially all of our assets are sold, leased, exchanged or transferred to any successor;

•                  our stockholders approve any plan or proposal to liquidate or dissolve us;

•                  we are a party to a merger or consolidation that results in our stockholders beneficially owning securities representing  less than 50% of the combined voting power ordinarily having the right to vote at elections of directors of the surviving corporation (regardless of any approval by the continuity directors); or

•                  any successor, other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or Randolph L. Marten or Christine K. Marten or their affiliates, becomes the beneficial owner of more than 50% of our outstanding securities ordinarily having the right to vote at elections of directors.

If a named executive officer’s employment or other service with the Company and all its subsidiaries terminates for any reason other than death, disability or retirement, all rights of the named executive officer under the Company’s 2005 Stock Incentive Plan and its stock option agreements granted thereunder will immediately terminate without notice of any kind, and the stock option will no longer be exercisable.  However, if such termination is due to any reason other than termination by the Company or its subsidiaries for cause, the option will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination.  Cause means (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any of its subsidiaries, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the named executive officer’s overall duties, or (iv) any material breach of any confidentiality or noncompete agreement entered into with the Company or any of its subsidiaries.  In no event will an option be exercisable after the tenth anniversary of its grant date.

Potential Payments to Named Executive Officers.  The following table describes the payments that each of our named executive officers would have received if a change in control of the Company occurred on December 31, 2008 in connection with a termination of their employment on December 31, 2008:

Name	Executive Benefits and Payments	Payment

Randolph L. Marten	Lump Sum Payment Based on Two Times Base Salary	$983,250
	Two Times Highest Bonus in Three Preceding Years	194,834
	Acceleration of Vesting of Unvested Stock Options(1)	34,272
	Welfare Benefits(2)	8,478
	Total:	$1,220,834

Timothy M. Kohl	Lump Sum Payment Based on Base Salary	$350,000
	Highest Bonus in Three Preceding Years	67,788
	Acceleration of Vesting of Unvested Stock Options(1)	72,000
	Welfare Benefits(2)	9,485
	Total:	$499,273

Timothy P. Nash	Lump Sum Payment Based on Base Salary	$247,883
	Highest Bonus in Three Preceding Years	49,119
	Acceleration of Vesting of Unvested Stock Options(1)	17,280
	Welfare Benefits(2)	7,900
	Total:	$322,182

Robert G. Smith	Lump Sum Payment Based on Base Salary	$247,883
	Highest Bonus in Three Preceding Years	49,119
	Acceleration of Vesting of Unvested Stock Options(1)	—
	Welfare Benefits(2)	9,035
	Total:	$306,037

James J. Hinnendael	Lump Sum Payment Based on Base Salary	$195,615
	Highest Bonus in Three Preceding Years	38,762
	Acceleration of Vesting of Unvested Stock Options(1)	13,680
	Welfare Benefits(2)	2,740
	Total:	$250,797

(1)                                Each of the presented named executive officer’s outstanding option awards would have automatically accelerated and become immediately exercisable in full upon a change in control if they were held for six or more months, and these options were held for such a period on December 31, 2008.  The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of December 31, 2008, which is based on the closing sale price of our common stock on December 31, 2008 ($18.96), and (ii) the exercise price of the options, as adjusted for any stock splits.  The value of the automatic acceleration and vesting of the unvested stock options relates to the option shares granted on May 6, 2008 to each named executive officer, except for Mr. Smith, whose option shares vested on September 28, 2008, Mr. Smith’s retirement-eligibility date.

(2)                                The value of the welfare benefits is based on the named executive officer’s estimated cost for medical insurance along with the named executive officer’s cost for life insurance premiums, after income tax gross-up.

Note - The value of the gross-up payment to cover excise taxes under Section 4999 of the Code for parachute payments under Section 280G of the Code is based on the named executive officer’s average taxable compensation from 2003 to 2007.   Such number is then multiplied by three to determine the base amount.  If the change in control payment exceeds such base amount then the excise tax provisions of Section 4999 and 280G are triggered.  However, none of the named executive officer’s base amounts exceed the change in control payment.  Because the named executive officers do not need to pay the excise taxes under Section 4999 of the Code, no gross-up payment is required and the value of the Section 4999 gross-up for each named executive officer is zero.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2008:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	695,363	$14.67	2,427,400

Equity compensation plans not approved by security holders	—	—	—

Total	695,363	$14.67	2,427,400

Compensation Committee Interlocks and Insider Participation

During 2008, the Compensation Committee was comprised of Thomas J. Winkel, Larry B. Hagness, Jerry M. Bauer and G. Larry Owens, with Mr. Winkel serving as Chairman.  None of the members of the Compensation Committee has ever been an officer or employee of the Company.  During 2008, no executive officer of ours served as a member of the Board of Directors or compensation committee of any entity that had an executive officer serving as a member of our Board of Directors or Compensation Committee.  See “Related Party Transactions” for a description of transactions between us and Bauer Built, Inc., of which Mr. Bauer is the president and a stockholder, between us and Durand Builders Service, Inc., of which Mr. Hagness is the president and owner, and between us and Mr. Marten.

RELATED PARTY TRANSACTIONS

We purchase fuel and obtain tires and related services from Bauer Built, Inc., or BBI.  Jerry M. Bauer, one of our directors, is the president and a stockholder of BBI.  We paid BBI $1.4 million in 2008, $1.1 million in 2007 and $1.3 million in 2006 for fuel and tire services.  In addition, we paid $2.3 million in 2008, $2.4 million in 2007 and $2.4 million in 2006 to tire manufacturers for tires that we purchased from the tire manufacturers but were provided by BBI.  BBI received commissions from the tire manufacturers related to these purchases.  Other than any benefit received from his ownership interest, Mr. Bauer receives no compensation or other benefits from our business with BBI.

We paid Durand Builders Service, Inc. $564,000 in 2008 and $547,000 in 2007 for various construction projects.  Larry B. Hagness, one of our directors, is the president and owner of Durand Builders Service, Inc.  Other than any benefit received from his ownership interest, Mr. Hagness receives no compensation or other benefits from these transactions.

In August 2008, we acquired a building adjacent to our headquarters which will be used for maintenance and storage from Randolph L. Marten, our Chairman of the Board and Chief Executive Officer, in a like-kind exchange for a building of equal value owned by Marten Transport.  Each of the buildings were valued at $291,000 at the time of the exchange.

We believe that the transactions with related parties noted above are on reasonable terms which, based upon market rates, are comparable to terms available from unaffiliated third parties.

Our Board of Directors has delegated to our Audit Committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions.  If it is not feasible for our Audit Committee to take an action with respect to a proposed related party transaction, the committee may review and, in its discretion, ratify it at the next Audit Committee meeting.  The Chief Financial Officer may present a related person transaction arising in the time period between meetings of the Audit Committee to the Chair of the committee, who shall review and may approve the related person transaction, subject to ratification by the committee at the next meeting of the committee.  In addition, any related person transaction previously approved by the committee or otherwise already existing that is ongoing in nature shall be reviewed by the committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the committee, if any, and that all required disclosures regarding the related person transaction are made.

Any related person transaction proposed to be entered into by the Company must be reported to the Company’s Chief Financial Officer and shall be reviewed and approved by the Audit Committee of the Board of Directors pursuant to this policy, prior to effectiveness or consummation of the transaction, whenever practicable.  If the Chief Financial Officer determines that advance approval of a related person transaction is not practicable under the circumstances, the Audit Committee shall review and, in its discretion, may ratify the related person transaction at the next meeting of the Audit Committee, or at the next meeting following the date that the related person transaction comes to the attention of the Chief Financial Officer; provided, however, that the Chief Financial Officer may present a related person transaction arising in the time period between meetings of the Audit Committee to the Chair of the committee, who shall review and may approve the related person transaction, subject to ratification by the Audit Committee at the next Audit Committee meeting.

Our policy defines a “related person transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant, the amount involved exceeds $25,000 and in which any related party had, has or will have a direct or indirect interest.  The Board has determined that certain interests do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not “related person transactions” for purposes of the policy, including interests arising only from (a) the related person’s position as a director of another corporation or organization that is a party to the transaction, and /or (b) from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction.  As appropriate for the circumstances, the committee shall review and consider:

•                  the related person’s relationship to the Company and interest in the related person transaction (as an approximate dollar value, without regard to profit or loss);

•                  the approximate total dollar value involved in the related person transaction;

•                  whether the transaction was undertaken in the ordinary course of business of the Company;

•                  whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•                  whether the related person transaction would impair the independence of an outside director;

•                  whether the transaction with the related person would require a waiver of the Company’s Code of Ethics;

•                  the terms on which the related person offers the products or services involved in the related person transaction to unrelated parties;

•                  the purpose of, and the potential benefits to the Company of, the transaction; and

•                  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will review all relevant information available to it about the related person transaction.  The committee may approve or ratify the related person transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its shareholders.  The committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transactions.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Proposal 2

The Audit Committee of our Board has approved the engagement of KPMG LLP to audit our consolidated financial statements for the 2009 fiscal year.  KPMG LLP has been our independent public accountants since 2002.

Although not required to do so, the Board of Directors wishes to submit the selection of KPMG LLP to the stockholders for confirmation because the Board believes it is good corporate practice.  The Board recommends a vote FOR the confirmation of KPMG LLP as our independent public accountants for 2009.  Unless a different choice is given, proxies received by the Board will be voted FOR the confirmation of KPMG LLP.  If the selection of KPMG LLP is not confirmed, the Board of Directors will reconsider its selection but may retain KPMG LLP.

We expect at least one representative of KPMG LLP to be present at the Annual Meeting.  Such representative(s) will have the opportunity to make a statement at the meeting if they desire to do so.  We also expect such representative(s) will be available to respond to appropriate questions.

FEES OF INDEPENDENT AUDITORS

The following table presents the aggregate fees billed or estimated to be billed for audit services and fees billed for all other services rendered by KPMG LLP for the fiscal years ended December 31, 2008 and 2007.  All services rendered by KPMG LLP were permissible under applicable laws and regulations, and all services provided in 2008 and 2007 were approved in advance by the Audit Committee in accordance with the rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002.  Our Audit Committee has adopted policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved, and our Audit Committee is informed of each service actually rendered that was approved through its pre-approval process.

	Aggregate Amount Billed by KPMG LLP
Services Rendered	2008	2007

Audit Fees(1)	$265,000	$335,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)                                These fees consisted of the annual audit of our consolidated financial statements for the applicable year, including an audit of our internal control over financial reporting and the reviews of our consolidated financial statements included in our Form 10-Q’s for the first, second and third quarters of the applicable year.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  Directors, executive officers and greater than 10% stockholders are required by SEC regulations to give us copies of all Section 16(a) reports they file.  To our knowledge, our directors, executive officers and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Stockholder proposals intended to be presented in our proxy materials for the next Annual Meeting of Stockholders must be received by November 26, 2009, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our Proxy Statement must notify us by February 9, 2010.  If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next Annual Meeting will have discretionary authority to vote on the proposal.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

If multiple stockholders have the same address, we will deliver one proxy statement to such address unless we receive contrary instructions from a stockholder.  A stockholder that wishes to make such a request or, multiple stockholders that currently receive multiple proxies at the same address and wish to only receive one proxy, may make a request to receive multiple proxies or only one proxy at a given address, as the case may be, by contacting our Chief Financial Officer, Marten Transport, Ltd., 129 Marten Street, Mondovi, Wisconsin 54755, or by telephone at (715) 926-4216, with such a request.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 5, 2009

The Notice of 2009 Annual Meeting Proxy Statement and Annual Report to Stockholders of Marten Transport, Ltd. are available at http://materials.proxyvote.com/573075.  As noted above, our stockholders of record will be electing directors and approving the independent auditors at our 2009 Annual Meeting, which will be held at The Plaza Hotel and Suites, 1202 West Clairemont Avenue, Eau Claire, Wisconsin.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with the Board of Directors by sending correspondence, addressed to our Chief Financial Officer, Marten Transport, Ltd., 129 Marten Street, Mondovi, Wisconsin 54755, with an instruction to forward the communication to a particular director.  Our Chief Financial Officer will receive the correspondence and forward it to any individual director or directors to whom the communication is directed.

OTHER BUSINESS

This Proxy Statement contains all business we are aware of that will be presented at the Annual Meeting.  The person or persons voting the proxies will use their judgment to vote for proxies received by the Board for other business, if any, that may properly come before the Annual Meeting.

ANNUAL REPORT

A copy of our 2008 Annual Report on Form 10-K (excluding exhibits) has been sent with this Notice of Annual Meeting and Proxy Statement.  The Annual Report on Form 10-K describes our financial condition as of December 31, 2008.

Randolph L. Marten
Chairman of the Board and
Chief Executive Officer

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

Nominees:

01 Randolph L. Marten	☐	☐	☐
02 Larry B. Hagness
03 Thomas J. Winkel
04 Jerry M. Bauer
05 Robert L. Demorest
06 G. Larry Owens

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

	FOR	AGAINST	ABSTAIN

2. Proposal to confirm the selection of KPMG LLP as independent public accountants of the company for the fiscal year ending December 31, 2009.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET VOTING,
AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet voting is available through 11:59 PM Eastern Time
the day prior to the shareholder meeting date.

MARTEN TRANSPORT, LTD.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on May 5, 2009.

The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://materials.proxyvote.com/573075

INTERNET

http://www.proxyvoting.com/mrtn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

If you vote your proxy by Internet, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

PROXY

MARTEN TRANSPORT, LTD.

Annual Meeting of Stockholders – May 5, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints RANDOLPH L. MARTEN and JAMES J. HINNENDAEL, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Marten Transport, Ltd. held of record by the undersigned on March 10, 2009, at the Annual Meeting of Stockholders to be held on May 5, 2009, and at any adjournments thereof.

(Continued and to be marked, dated and signed on the other side)

Address change/comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

FOLD AND DETACH HERE

You can now access your BNY Mellon Shareowner Services account online.

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Marten Transport, Ltd., now makes it easy and convenient to get current information on your shareholder account.

•      View account status

•      View certificate history

•      View book-entry information

•      View payment history for dividends

•      Make address changes

•      Obtain a duplicate 1099 tax form

•      Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd
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